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                                                                    EXHIBIT 99.a
                                  [ONEOK LOGO]
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ONEOK, INC.                                CONTACT:  WELDON WATSON, 918/588-7158
P.O. BOX 871
TULSA, OK 74102-0871                   FOR IMMEDIATE RELEASE:  FEBRUARY 23, 1999


             ONEOK ANNOUNCES STRATEGIC ALLIANCE WITH COSTILLA ENERGY

         TULSA, Oklahoma -- ONEOK, Inc. (NYSE:OKE), announced today it is forming a strategic alliance with Costilla Energy, Inc. (Nasdaq:COSE), acquiring $35 million in properties and investing $65 million in equity. Under the terms of a letter of intent ONEOK's participation is contingent upon Costilla's success in the $335 million acquisition of certain oil and gas properties owned by Pioneer Natural Resources Company (NYSE,TSE: PXD).

         Specific terms of the agreement were not announced pending approval of the companies' respective boards of directors.

         "ONEOK's investment in Costilla forms the financial cornerstone for our acquisition from Pioneer," said Mike Grella, president and chief executive offer of Costilla Energy. "Just as importantly, this transaction complements our exploration expertise with ONEOK's significant marketing and distribution strengths. We are extremely excited about our alliance because we believe it provides important future opportunities for both companies."

         David Kyle, president of ONEOK, Inc., said, "This transaction reflects ONEOK's strategy of growing its nonregulated operations by adding value through reserve acquisitions and equity ownership. It is consistent with our geographic interest of moving westward into the Texas Permian basin where we have been active in gas marketing."


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         Costilla Energy, Inc., is an independent energy company actively engaged in the exploration, acquisition and development of oil and gas properties, with operations primarily in the Permian Basin of Texas and New Mexico, South and East Texas, and the Rocky Mountain regions. Headquartered in Midland, Texas, the company and its predecessors have been in business since 1988. The company's common stock is traded on the Nasdaq National Market under the symbol COSE. Additional information about Costilla is available on the Internet at www.costillaenergy.com.

         ONEOK, Inc., is engaged in natural gas intrastate distribution and transmission, gas processing, gas marketing and gas production. ONEOK has approximately 31.6 million shares of common stock outstanding.

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STATEMENTS CONTAINED IN THIS RELEASE THAT INCLUDE COMPANY EXPECTATIONS OR
PREDICTIONS OF THE FUTURE ARE FORWARD-LOOKING STATEMENTS INTENDED TO BE COVERED BY THE SAFE HARBOR PROVISIONS OF THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934. IT IS IMPORTANT TO NOTE THAT THE ACTUAL RESULTS OF COMPANY EARNINGS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. INFORMATION IS AVAILABLE ON THE INTERNET WORLD WIDE WEB AT http://www.oneok.com.

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